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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
_______________________________________________________________________________
1.   Name and Address of Reporting Person*

    Ward                            Jonathan              W.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

   948 Evergreen Drive
--------------------------------------------------------------------------------
                                    (Street)

  Delray Beach,                      FL                  33483
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Cross Country, Inc. (CCRN)

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Day/Year

 4/11/03

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [ ]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     Executive Vice President, Cross Country Staffing
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                    2A.                          Securities Acquired (A) or      Securities     ship
                                    Deemed          3.           Disposed of (D)                 Beneficially   Form:     7.
                                    Execu-          Transaction  (Instr. 3, 4 and 5)             Owned Follwng  Direct    Nature of
                      2.Trans-      tion            Code         ------------------------------- Reported       (D) or    Indirect
1.                    action        Date,           (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security     Date          if any          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)            (mm/dd/yy)    (mm/dd/yy)     Code     V                    (D)             and 4)         (Instr.4) (Instr. 4)
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


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

                                                                          (Over)
                                                                 SEC 1474 (9-02)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the Form is filed by more than one  Reporting  Person,  see  Instruction
 4(b)(v).
              Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number

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


FORM 4 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                  10.
                                                                                                       9.         Owner-
                                                                                                       Number     ship
                                                                                                       of         Form
             2.                                                                                        Deriv-     of
             Conver-                          5.                              7.                       ative      Deriv-     11.
             sion                             Number of                       Title and Amount         Secur-     ative      Nature
             or                               Derivative   6.                of Underlying     8.      ities      Secur-     of
             Exer-            3A.       4.    Securities   Date              Securities        Price   Bene-      ies:       In-
             cise   3.      Deemed    Trans-  Acquired (A) Exercisable and   (Instr. 3 and 4)  of      ficially Beneficially direct
             Price  Trans-  Execution action  or Disposed  Expiration Date   ----------------  Deriv-  Owned      Owned      Bene-
1.           of     action  Date,     Code    of(D)        (Month/Day/Year)            Amount  ative   Following  at         ficial
Title of     Deriv- Date    if any    (Instr. (Instr. 3,   ----------------            or      Secur-  Reported   end        Owner-
Derivative   ative  (Month/ (Month/   8)      4 and 5)     Date     Expira-            Number  ity  Transaction(s)of month   ship
Security     Secur- Day/    Day/      ------  ------------ Exer-    tion               of      (Instr. (Instr.    (Instr.    (Instr.
(Instr. 3)   ity    Year)   Year)     Code V   (A)   (D)   cisable  Date     Title     Shares  5)      4)         4)             4)
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


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Employee     $10.38         4/11/03     A     12,000        (1)     4/11/13   Common    12,000          178,644    D
Stock Option                                                                  Stock
(Right to Buy)
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
Explanation of Responses:

(1) The option vests in four equal annual installments beginning on April 11, 2004.



Jonathan W. Ward

/s/ Jonathan W. Ward                                              4/11/03
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
      Name of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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